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Exhibit 99.1

NEWS

QWEST COMMUNICATIONS REPORTS FIRST QUARTER 2004
NET LOSS PER DILUTED SHARE OF $0.17;
RECORD CUSTOMER GROWTH IN DSL AND LONG-DISTANCE

Unaudited (in millions, except per share amounts)

	Q1 2004	Q1 2003	% Change
Operating Revenues	$3,481	$3,624	(3.9)
Loss from Continuing Operations	$(310)	$(120)	158.3
Net (Loss)/Income	$(310)	$152	nm
(Loss)/Earnings per Diluted Share	$(0.17)	$0.09	nm
  •
  Sequential Operating Trends Demonstrate Significant Acceleration in Key Growth Areas

  •
  Record 1.2 Million Long-Distance Lines Added—Nearly Double the Long-Distance Adds in Fourth Quarter 2003

  •
  Record 107,000 DSL Subscribers Added—17 Percent Sequential Growth to Finish Quarter with 744,000 Customers

  •
  Consumer Bundle Penetration Expands to 32 Percent from 21 Percent on Successful Launch of Qwest Choice™ Bundle

  •
  Access Line Loss Rates Unchanged

  •
  Strong Gains in Customer Satisfaction

  •
  Free Cash Flow from Operations For the Quarter of $105 Million (reference Attachment E for a reconciliation of this non-GAAP financial measure)

DENVER, May 4, 2004—Qwest Communications International Inc. (NYSE: Q) today announced first quarter 2004 financial and operating results. The reported net loss for the quarter was $310 million, or $0.17 per diluted share.

"Record gains in DSL and long-distance are evidence that we are giving customers what they want. We also continue to see positive momentum in the enterprise space with new and growing relationships with customers such as John Deere and the State of California," said Richard C. Notebaert, Qwest chairman and CEO. "And, we will continue to assert our leadership in a rapidly evolving and highly competitive marketplace, as we have with VoIP and naked DSL."

Financial Results

Revenue for the quarter was $3.48 billion. Although a 3.9 percent decrease from the first quarter of 2003, this represents a significant improvement from the year-over-year revenue decline of 5.6 percent reported in the fourth quarter of 2003. Revenue trends improved on a sequential basis with a

0.5 percent decline in the first quarter of 2004 compared to a 2.0 percent decline reported in the fourth quarter of 2003. Sequential improvements were driven by revenue growth in long-distance and data, partially offset by local and wireless revenue declines. The company expects revenue trends to improve in each quarter of 2004 with the opportunity to deliver full-year revenue growth.

Cost of sales plus selling, general and administrative (SG&A) expenses totaled $2.6 billion in the quarter, an improvement of $51 million from the year ago period. Qwest achieved previously communicated cost reduction benefits by migrating local service area long-distance traffic onto the Qwest network, reducing unconditional purchase obligations, improving productivity and optimizing the network. These benefits were partially offset by increased costs associated with record long-distance and DSL growth, launch and migration of wireless services to the Sprint platform and increased healthcare costs.

Operating income for the current quarter was $96 million compared to $183 million for the first quarter of 2003. The net loss for the first quarter was $310 million, or $0.17 per diluted share, compared to net income of $152 million, or $0.09 earnings per diluted share, for the first quarter of 2003. Net income for the first quarter of 2003 included $66 million of income from discontinued operations, and $206 million of income from a change in accounting principle.

Interest expense of $397 million for the first quarter includes approximately $22 million of up-front issuance fees associated with the early repayment of a credit facility. The cash payment related to these fees occurred in a prior period. Qwest continues to expect annual interest expense savings of approximately $250 million in 2004 as compared to 2003.

Capital expenditures for the quarter totaled $455 million, versus $429 million in the first quarter of 2003. The increase is primarily associated with the deployment of additional DSL facilities. In the first quarter, Qwest deployed 1,100 DSL remote terminals.

Qwest achieved positive free cash flow of $105 million in the first quarter (reference Attachment E for a reconciliation of this non-GAAP financial measure). Cash flow performance was driven by lower interest expense and a disciplined capital expenditure program. The company expects to generate free cash flow growth in 2004 similar to 2003 levels.

"We are pleased to see that the strategic initiatives and targeted investments made in 2003 are starting to generate sequential top-line improvements and margin expansion," said Oren G. Shaffer, Qwest vice chairman and CFO. "Our plan is to accelerate these improvements throughout 2004 as we ramp up our wireless capabilities and continue to drive costs out of the business."

Qwest Choice and Product Launch Update

The company posted record growth in local service area long-distance and DSL customers. As a result, consumer bundles, defined as customers with a main line and either DSL or long-distance, increased in penetration to 32 percent from 21 percent in the prior quarter.

The company added 1.2 million local service area long-distance lines in the quarter, nearly doubling the 606,000 lines added in the fourth quarter of 2003. Total long-distance lines increased 52 percent sequentially to 3.5 million in the first quarter. Qwest had strong success in capturing enterprise contracts in long-distance voice, data and Internet Protocol services. Since the launch of these services in November of 2003, approximately 1,800 contracts have been signed with local service area enterprise customers.

DSL subscriber additions also grew at a record pace in the first quarter. Qwest added 107,000 subscribers, a 78 percent improvement over the 60,000 subscribers added in the fourth quarter of 2003. Total subscribers increased to 744,000 at the end of the first quarter, a 41 percent increase over the previous year. During the quarter, DSL coverage was expanded by more than 400,000 additional homes, increasing coverage to 5.5 million homes. By year end, DSL availability is expected to extend to 65% of homes.

Total access lines decreased one percent from the fourth quarter of 2003, which is comparable to trends seen in the last several quarters. Encouragingly, primary consumer access line losses in the first quarter improved 43 percent sequentially—with 97,000 lines lost in the current quarter from 169,000 in the fourth quarter of 2003. In addition, Unbundled Network Element Platform (UNE-P) line additions declined 30 percent to 95,000 additions in the current quarter from 135,000 additions in the fourth quarter of 2003.

In March, Qwest launched national wireless calling plans to consumer and small-business customers in all 14-states of the local service area. In the second quarter of 2004, the company introduced advanced wireless data services that add Web browsing, downloading and camera-phone capabilities. In addition, Qwest is in the process of expanding its wireless sales channel capacity with added retail outlets, and dedicated sales and service centers.

The company's on-going focus on the Spirit of Service drove improvements in key areas such as performance, reliability and customer service. Based on an independent third-party study, Qwest has seen its small-business customer satisfaction rating significantly improve from a score of 84 to 95 in one year. In the same period, overall consumer satisfaction saw a similar gain, jumping from 84 to 96. The company also initiated its Promise of Value campaign in late 2003—a proactive campaign designed to ensure that customers get the best value in their mix of Qwest products and services.

In an effort to advance adoption of Voice Over Internet Protocol (VoIP), Qwest recently became the first major telecommunications carrier to eliminate access charges on true VoIP calls terminated on the publicly switched telephone network. Qwest is on track to launch its consumer and business VoIP offering in all major metropolitan markets within Qwest's local region and to businesses in select out-of-market metropolitan areas by year's end.

Qwest continued to secure major contracts with large enterprise and government customers for voice and data service, entering into service agreements with organizations such as John Deere, Outback Steakhouse, State of California, United States Air Force and the University of Tennessee.

Balance Sheet Update

Qwest continues to improve near-term liquidity and financial strength. In the first quarter, Qwest successfully extended debt maturities by completing its placement for $1.775 billion in notes with varying maturity dates from five to ten years. In addition, the company pre-paid its $750 million credit facility and replaced it with a new $750 million revolver, which remains undrawn.

The company's tender offer for $963 million of Qwest Capital Funding (QCF) notes maturing in August 2004 closed during the quarter. Approximately 96 percent of the notes were tendered. In addition, the company exchanged $43 million of QCF notes for approximately 9 million shares of common stock.

On May 1, Qwest redeemed $100 million principal amount of Qwest Corporation's (QC's) 5.65 percent notes due November 2004 and $41 million principal amount of QC's 5.5 percent debentures due June 1, 2005.

Qwest will continue to pursue opportunities to reduce debt and improve liquidity.

Conference Call Today

As previously announced, Qwest will host a conference call for investors and the media today at 9:00 a.m. EDT with Richard C. Notebaert, Qwest chairman and CEO, and Oren G. Shaffer, Qwest vice chairman and CFO. The call can be heard on the Web at www.qwest.com/about/investor/meetings.

About Qwest

Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services to more than 25 million customers. The company's 46,000 employees are committed to the

"Spirit of Service" and providing world-class services that exceed customers' expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

# # #

Forward Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the SEC's current investigation into our accounting policies, practices and procedures and certain transactions; any adverse outcome of the current investigation by the U.S. Attorney's office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by Congress, regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors emerging from bankruptcy court protection or otherwise reorganizing their capital structure and competing effectively against us; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; and changes in the outcome of future events from the assumed outcome included in our significant accounting policies.

The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility.

The company expects to file in May 2004 its form 10-Q for the three month period ended March 31, 2004. Please refer to the form 10-Q for a full description of first quarter 2004 results.

Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Tyler Gronbach	Stephanie Comfort
	303-992-2155	800-567-7296
	tyler.gronbach@qwest.com	IR@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended March 31,
			% Change
	2004	2003
REVENUES:	$3,481	$3,624	(3.9)
OPERATING EXPENSES:
Cost of sales	1,454	1,476	(1.5)
Selling, general and administrative	1,139	1,168	(2.5)
Depreciation and amortization	777	784	(0.9)
Restructuring charges	15	13	15.4

Operating income	96	183	(47.5)
OTHER EXPENSE (INCOME):
Interest expense—net	397	440	(9.8)
Other expense (income)—net	12	(61)	nm

Total other expense—net	409	379	7.9
Income tax benefit	3	76	(96.1)

(Loss) from continuing operations	(310)	(120)	158.3
Gain from discontinued operations and accounting changes, net of tax	—	272	nm

NET (LOSS) INCOME	$(310)	$152	nm

Basic and diluted (loss) income per share	$(0.17)	$0.09	nm

Basic and diluted weighted average shares outstanding	1,773	1,707	3.9

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$1,880	$1,756
Other current assets	2,384	2,660

Total current assets	4,264	4,416
Property, plant and equipment—net, and other assets	21,415	21,800

Total assets	$25,679	$26,216

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Short-term borrowings	$996	$1,869
Accounts payable & other short term liabilities	3,557	3,679

Total current liabilities	4,553	5,548
Long-term borrowings	16,544	15,639
Other long term liabilities	5,833	6,045
Stockholders' deficit	(1,251)	(1,016)

Total liabilities and stockholders' deficit	$25,679	$26,216

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended March 31,
	2004	2003
CASH PROVIDED BY OPERATING ACTIVITIES	$560	$789

CASH USED FOR INVESTING ACTIVITIES	$(457)	$(427)

CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	$21	$(178)

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.
SELECTED CONSOLIDATED DATA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	As of and for the Three Months Ended March 31,
			% Change
	2004	2003
OPERATING REVENUES:(1)
Local voice	$1,643	$1,822	(9.8)
Long-distance	500	446	12.1
Access	253	253	0.0

Total voice services	2,396	2,521	(5.0)
Data and Internet services	946	940	0.6

Total wireline segment revenues	3,342	3,461	(3.4)
Wireless segment revenues	126	151	(16.6)
Other services revenues	13	12	8.3

Total revenues	$3,481	$3,624	(3.9)

Capital expenditures (in millions)	$455	$429	6.1
Total employees(2)	45,852	49,878	(8.1)
In-Region Long Distance:
Lines (in thousands)	3,502	530	560.8
DSL:
Subscribers (in thousands)	744	526	41.4
Qualified households/businesses (in millions)	5.5	4.3	27.9
DSL equipped central offices	649	458	41.7
Subscribers per equipped central office	1,115	1,150	(3.0)
Wireless/PCS:
Subscribers (in thousands)	816	988	(17.4)
ARPU (in dollars)	$42	$43	(2.3)
Penetration	3.61%	4.43%	(18.5)
Access lines (in thousands):(3)
Business access lines
Retail lines	4,520	4,999	(9.6)
Resale lines	46	61	(24.6)
UNE-P	1,043	533	95.7
Unbundled loop	594	509	16.7

Total business access lines	6,203	6,102	1.7

Consumer access lines
Primary line	8,539	9,150	(6.7)
Additional line	1,205	1,518	(20.6)
Public line(3)	103	115	(10.4)

Total consumer access lines	9,847	10,783	(8.7)

Total access lines	16,050	16,885	(4.9)

Minutes of use from Carriers and CLECs (in millions)	14,280	14,792	(3.5)
Voice grade equivalent access lines (in thousands):(4)
Business	58,957	52,670	11.9
Consumer	12,436	12,365	0.6

Total voice grade equivalents	71,393	65,035	9.8

(1)
Product revenue categories have been adjusted for current period presentation.

(2)
Total employees at March 31, 2004 does not include Qwest Dex employees as a result of the sale of Qwest Dex in 2003.

(3)
The March 31, 2003 total employee figure includes approximately 1,463 Qwest Dex employees.

(3)
Public access lines represent lines serving public payphones.

(4)
Access line and voice grade equivalent data has been adjusted for current period presentation. A voice-grade equivalent is the amount of capacity required to carry one telephone call. A voice-grade equivalent line is the outcome of measuring all residential and business access lines, and private line channel terminations as if they were converted to single access lines that have the ability to transmit and receive only one voice transmission at a time.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended
	March 31, 2004	March 31, 2003
Free Cash Flow from Operations:(1)
Cash provided by operating activities	$560	$789
Less: Expenditures for property, plant and equipment	455	429

Free cash flow from operations	$105	$360

(1)
Free cash flow from operations is a non-GAAP financial measure representing a key metric for valuation in the investment community. We also use free cash flow from operations internally for a variety of purposes, including setting targets for compensation. Free cash flow from operations is not intended to be a measure of our residual cash flow available for discretionary expenditures, since we have mandatory obligations, including debt and lease payments.

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QWEST COMMUNICATIONS REPORTS FIRST QUARTER 2004 NET LOSS PER DILUTED SHARE OF $0.17; RECORD CUSTOMER GROWTH IN DSL AND LONG-DISTANCE